Journal Communications Inc.
                                   Management
                              Annual Incentive Plan

                                  Plan Purpose
   Management incentive compensation is an essential element of a compensation program. It rewards key executives and managers for achieving pre-established financial and non-financial goals that support the organization's annual business objectives/mission that will enhance the employee owners' investment. It is designed to help attract, motivate and retain the high quality managers necessary to assure continued profitability and growth of Journal Communications Inc. and to improve shareholder value.

                                 Plan Objectives

   The following specific objectives have been identified in developing this plan:

        - Assurance that unitholder gain and value is achieved before incentive payments are paid.

        -    Recognition and reward for superior individual performance.

        -    Contribution toward the achievement of annual performance goals.

        - Provision for compensation that is competitive with the marketplace.

        - Restriction of participation to key executives/managers whose decisions affect annual results.

                               Plan Participation

   Participation in the plan is determined by the chief executive officer. The Compensation Committee of the Board of Directors approves recommendations made by the CEO. Participation in the plan is limited to key employees of Journal Communications and its subsidiaries whose job responsibilities have a direct impact on the strategic goals of the company.

                                Plan Description

   The Management Annual Incentive Plan was established by the Compensation Committee and approved by the Board of Directors of Journal Communications Inc. Any changes to the plan must be approved by the Compensation Committee.

   The plan is designed to pay annual incentive awards if pre-established financial targets and non-financial goals are achieved. A portion of each participant's award is based on Journal Communications Inc. financial targets, a portion based on the participant's own subsidiary financial targets, a portion based on the successful achievement of personal individual goals, and, if applicable, a portion based on the financial targets of their division within a subsidiary company. Participants will receive a chart that indicates the percentage that each organization will account for in determining their award. Performance results toward individual goals will account for 20% of a participant's incentive award.

                               Financial Measures

   The financial measures used to determine targets for incentive awards are Net Return on Invested Capital and Annual Growth in Revenue. These are the best measures in determining improved value to Journal Communications unitholders. If these measures increase, unitholder return on investment also increases. Invested Capital is defined as stockholder's equity plus intercompany debt, or stockholder's equity minus cash transferred to the corporate office.

   Each participant will be provided with the financial performance matrices that will be used in determining company performance and in determining individual awards under the plan.

                                Individual Goals

   Annual individual performance goals will be established by each participant and agreed upon by the participant's manager and the CEO of Journal Communications. Success or the degree of success in accomplishing individual performance goals will be determined by each participant's manager and approved by the CEO of Journal Communications.

                               Opportunity Levels

   Each participant will be assigned a position level that determines the Minimum, Midpoint, and Maximum payment amounts that can be received in the plan. The CEO determines the position levels for participants, and participants will be annually advised of their level.

                        Determination of Incentive Awards

   Incentive awards are based on the incentive opportunity percentage achieved multiplied by the respective base salary of each eligible participant. The base salary will be that annualized compensation as of February l of the plan year. The amount of the incentive award may vary from zero up to the individual's maximum depending on the performance of the components. Incentive opportunity ranges between the minimum and the maximum will be interpolated for incentive award determination.

                           Payment of Incentive Awards

   Incentive awards will be paid before the close of the first quarter following the year to which the incentive relates.

                                Plan Information

   The information contained in this booklet is a summary of the Management Annual Incentive Plan and is not intended to cover all details contained within the plan document. You should refer to the plan document for additional details. If questions arise, the plan document will govern the operation and administration of the plan and not this summary.